MUNIHOLDINGS FUND, INC.

FILE # 811-8081

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
4/12/00	NY TFA 5.5 11/1/24	$573,405,000	$10,000,000	Morgan Stanley
4/28/00	NY Dorm Mt. Siani 6.5 7/1/25	$499,940,000	$10,000,000	Goldman Sachs
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